FOR IMMEDIATE RELEASE                                         WWW.QUINTILES.COM

CONTACT:          Pat Grebe, Media Relations (pgrebe@quintiles.com)
                  Greg Connors, Investor Relations (invest@quintiles.com)
                  (919) 998 2000

              QUINTILES TRANSNATIONAL REPORTS QUARTERLY NET REVENUE
                        OF $456 MILLION, UP 34% FROM 1998

o  NEW BUSINESS WINS SURGE TO $1 BILLION IN FIRST HALF OF 1999, A 47% INCREASE

o NET INCOME FOR QUARTER $38.6 MILLION, EXCLUDING NON-RECURRING COSTS, UP 49% FROM 1998

o  DILUTED NET INCOME PER SHARE GROWS 42%, EXCLUDING NON-RECURRING COSTS,
   TO $0.33

RESEARCH TRIANGLE PARK, N.C. - July 21, 1999 - Quintiles Transnational Corp. (Nasdaq: QTRN) today reported strong financial results for the second quarter 1999. Net revenue for the quarter was $456.4 million, a 34% increase over net revenue of $340.4 million for the second quarter 1998.

Net income grew 49% to $38.6 million versus $26.0 million for the 1998 second quarter, excluding transaction costs incurred in 1998 and 1999, and excluding amortization of certain acquired intangible asset costs incurred in 1998. Excluding these costs, diluted net income per share increased 42% to $0.33 versus $0.23 for the same period last year. Including these costs, net income was $35.2 million versus $20.4 million for the 1998 second quarter, a 72% increase, and diluted net income per share grew 64% to $0.30 versus $0.18 for the second quarter of 1998. Second quarter 1998 results were restated for acquisitions completed during 1999 that were accounted for as poolings of interests.

"These outstanding results, along with our new business signings, show that we continue to gain market share and consolidate our position as the leading strategic outsourcing partner for the pharmaceutical industry," said Dennis Gillings, Ph.D., Chairman and CEO of Quintiles Transnational Corp. "We achieved more than $1 billion in new business won during the first six months of 1999, a 47 percent increase from $682 million in new business signings for the same period last year. Also, I'm especially pleased that, excluding the impact of foreign currency fluctuations, our net revenue grew 36% from second quarter 1998 to second quarter 1999.

"Our Innovex Commercial Solutions group performed exceptionally well in winning new business in the first half of this year. Our Quintiles Product Development group, which operates in the traditional contract research sector, continued to grow much faster than our major competitors. Increasingly, our revenue derives from large-scale and other strategic relationships, a trend which dramatically differentiates us from the rest of the market."

Gillings added: "The second quarter also saw rapid growth in demand for QUINTERNET(TM) Informatics. Revenue growth for ENVOY, our electronic transactions processing group, was robust, with significant expansion in claims processing revenue - both from existing customers and new customers.

"And we've seen significant cross-selling with QUINTERNET(TM) Informatics. Our customers are increasingly realizing the power of QUINTERNET(TM) Informatics' unique market research and sales information linking databases and enhancing connections between the pharmaceutical and medical sectors of the U.S. healthcare market. This information benefits our customers in every phase of drug development and marketing."

In the second quarter, Quintiles continued to expand or strengthen its industry-leading outsourcing capabilities to pharmaceutical, biotechnology and medical device companies. Quintiles acquired Minerva Medical plc, a Scotland-based clinical research organization with an international reputation for patient recruitment and management of large primary-care clinical trials involving chronic diseases.

Customers and consumers also have responded strongly to Quintiles' collaboration with drkoop.com to recruit clinical trials patients over the Internet. In late June, Dr. Gillings and former U.S. Surgeon General Dr. C. Everett Koop held a press conference, broadcast over the Internet, to launch the Quintiles-drkoop.com Clinical Trials Information Center. A video replay of the press conference is available at www.quintiles.com.

The Clinical Trials Information Center, which has already enrolled almost 7,000 consumers into its "Interested Party Database" is designed to expand awareness and availability of clinical trials as a treatment option for consumers while maintaining the privacy of personal health information, and harness the power of the Internet to accelerate enrollment of qualified patients, increasing speed and efficiency of the drug development process. The Center is the first consumer online service with interactive pre-screening, enrollment tracking features.

In the second quarter, Quintiles announced the acquisition of a centralized clinical laboratory in South Africa, Medlab Pty Ltd (Niehaus & Botha), further expanding its globally integrated network of clinical laboratories. Also in the quarter, Quintiles added new Internet-enabled product capabilities to QUINTERNET(TM) Informatics with the acquisition of SMG Marketing Group Inc., a leading healthcare market information company. SMG's industry-leading databases contain information on more than 200,000 healthcare facilities in the United States, and its advanced software applications allow customers to access and analyze healthcare information over the Internet.

In addition to SMG, QUINTERNET(TM) Informatics includes ENVOY and its Synergy Health Care group and Scott-Levin.

Earlier this month, Quintiles further expanded its commercialization capabilities with the acquisition of New Jersey-based Medcom, Inc., a leading provider of physician meeting and educational events to help pharmaceutical companies raise awareness of their products among healthcare professionals. The company will operate as Innovex-Medcom Marketing Group and be managed by Quintiles' Innovex subsidiary, the world's leading provider of commercial solutions to the pharmaceutical industry.

On Monday, Quintiles announced the acquisition of MediTrain, The Netherlands' leading multi-


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media pharmaceutical sales representative training company. MediTrain offers traditional outsourced training services and innovative multimedia and Internet-based training products, which will be used by Innovex in Europe and elsewhere to help meet customer needs.

Quintiles Transnational Corp. is the market leader in providing a full range of integrated product development and commercialization solutions to the pharmaceutical, biotechnology and medical device industries. Quintiles also is a leader in electronic transactions processing and informatics for the healthcare sector and provides healthcare policy consulting to governments and other organizations worldwide.

Headquartered near Research Triangle Park, North Carolina, Quintiles is a member of the Forbes Platinum 400, the Fortune 1000, the Business Week Global 1000 and the Nasdaq-100 Index. With more than 19,000 employees worldwide and offices in 31 countries, Quintiles operates through specialized work groups dedicated to meeting customers' individual needs. Visit the Quintiles Transnational web site at www.quintiles.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the ability of the recently combined businesses to be integrated with Quintiles' current operations, actual operating performance, the ability to operate successfully in new lines of business, the ability to maintain large client contracts or to enter into new contracts, and the actual costs of combining the businesses. Additional factors that could cause actual results to differ materially are discussed in the company's recent filings with the Securities and Exchange Commission, including but not limited to its S-3 and S-4 Registration Statements, its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Qs.

NOTE: At 11 a.m. EDT today (July 21, 1999), Quintiles Transnational Corp. CEO Dennis Gillings and CFO Rachel Selisker will conduct a conference call to discuss Quintiles' 1999 second quarter earnings results. Interested parties will find information on accessing the call over the Internet by visiting our Website, www.quintiles.com. A replay will be available at www.quintiles.com shortly after conclusion of the conference call.


                                      # # #


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PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME**
(Unaudited)

                                                   Three Months Ended June 30                Six Months Ended June 30
                                                    1999                1998*                1999*               1998*
-----------------------------------------------------------------------------------      -----------------------------------
In thousands, except per share data

Net revenue                                       456,413              340,435             869,727              655,505

Costs and expenses:
     Direct                                       232,166              175,938             444,924              338,491
     General and administrative                   141,345              106,703             266,492              203,692
     Depreciation and amortization                 24,015               17,838              45,630               34,841
-------------------------------------------------------------------------------      -----------------------------------
Total costs and expenses                          397,526              300,479             757,046              577,024
-------------------------------------------------------------------------------      -----------------------------------
Income from operations                             58,887               39,956             112,681               78,481

Total other income (expense)                        1,245                 (266)              1,645                 (555)
-------------------------------------------------------------------------------      -----------------------------------

Income before income taxes                         60,132               39,690             114,326               77,926
Income taxes                                       21,488               13,738              40,984               25,163
-------------------------------------------------------------------------------      -----------------------------------

Net income                                        $38,644              $25,952             $73,342              $52,763
-------------------------------------------------------------------------------      -----------------------------------

Basic net income per share                        $  0.34              $  0.25             $  0.65              $  0.51

Diluted net income per share                      $  0.33              $  0.23             $  0.64              $  0.48
-------------------------------------------------------------------------------      -----------------------------------

Shares used in computing net income per share
          Basic                                   114,451              104,656             112,004              104,239
          Diluted                                 120,907              111,860             118,559              110,802

* Restated to include ENVOY, Niehaus & Botha, SMG and Minerva which were acquired in 1999 in transactions accounted for as poolings of interests
** Excludes transactions costs. Also excludes amortization of certain acquired intangible assets of $3.7 million and $10.1 million for the six months ended June 30, 1999 and 1998, respectively. As of March 31, 1999, these certain acquired intangible assets have been fully amortized.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                                             Three Months Ended June 30          Six Months Ended June 30
                                                               1999              1998*            1999*            1998*
----------------------------------------------------------------------------------------     -----------------------------
In thousands, except per share data

Net revenue                                                   456,413           340,435          869,727          655,505

Costs and expenses:
     Direct                                                   232,166           175,938          444,924          338,491
     General and administrative                               141,345           106,703          266,492          203,692
     Depreciation and amortization                             24,015            22,903           49,351           44,971
----------------------------------------------------------------------------------------     -----------------------------
Total costs and expenses                                      397,526           305,544          760,767          587,154
----------------------------------------------------------------------------------------     -----------------------------
Income from operations                                         58,887            34,891          108,960           68,351

Transaction costs                                              (3,464)             (469)         (25,827)          (1,001)
Other income (expense)                                          1,245              (266)           1,645             (555)
----------------------------------------------------------------------------------------     -----------------------------
Total other income (expense)                                   (2,219)             (735)         (24,182)          (1,556)
----------------------------------------------------------------------------------------     -----------------------------

Income before income taxes                                     56,668            34,156           84,778           66,795
Income taxes                                                   21,488            13,738           40,984           25,163
----------------------------------------------------------------------------------------     -----------------------------

Net income                                                    $35,180           $20,418          $43,794          $41,632
----------------------------------------------------------------------------------------     -----------------------------

Basic net income per share                                    $  0.31           $  0.20          $  0.39          $  0.40

Diluted net income per share                                  $  0.30           $  0.18          $  0.38          $  0.38
----------------------------------------------------------------------------------------     -----------------------------

Shares used in computing net income per share
          Basic                                               114,451           104,656          112,004          104,239
          Diluted                                             117,433           111,860          115,084          110,802

* Restated to include ENVOY,Niehaus & Botha, SMG and Minerva which were acquired in 1999 in transactions accounted for as poolings of interests